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EXHIBIT 10.1

                           ENGLISH LANGUAGE SUMMARY OF
                             JOINT VENTURE AGREEMENT
                                 BY AND BETWEEN
              TIANJIN FOREIGN ENTERPRISES & EXPERTS SERVICE CORP.,
                                       AND
              KID CASTLE EDUCATIONAL SOFTWARE DEVELOPMENT CO., LTD.

[ENGLISH LANGUAGE SUMMARY OF ORIGINAL AGREEMENT WHICH IS IN SIMPLIFIED CHINESE]


The Joint Venture Agreement (the "JV Agreement") was entered into by and between Tianjin Foreign Enterprises & Experts Service Corp. of Tianjin City, China ("Party A"), and Kid Castle Educational Software Development Co., Ltd. ("Party B") on April 1, 2004 for the purpose of forming a joint venture company called Tianjin Kid Castle Educational Investment Consulting Co., Ltd. under the laws of the People's Republic of China (the "JV").

The JV Agreement provides that the JV will have a total capitalization and registered capital of RMB$ 1 million. Party A will contribute RMB$ 500,000 in cash for 50% of the capital stock, and Party B will contribute RMB$ 500,000 in cash for the other 50% of the capital stock. Each party shall have the right to transfer 10% of the capital stock held by it to third parties. Otherwise, the transfer of all or part of the capital stock of the JV to any third party requires the written consent from the other party, and the other party shall have the right of first refusal to purchase such capital stock from the selling party. The approval of the appropriate government authorities is also required for the transfer.

The scope of business to be conducted by the JV includes: education administrative, training and advisory services; advise on corporate image, marketing planning, brand management consulting, retail of children educational products; and wholesale and retail of electronic publications. Subject to the applicable laws, the JV may, in accordance with its needs, establish another business entity or educational institution who has same or similar business scope as JV.

Under the JV Agreement, the JV will be established by April 30, 2004 and have an office in Tianjin, China. Party A shall be responsible for reporting and applying with appropriate government authorities for approval of the JV; obtaining the business license for all of JV's business scope; coordinating the relationship between JV and relevant educational departments; assisting the development of the conditions for establishing schools; preparing educational equipments; faculty and staff recruiting; and assisting JV to manage other relevant matters. Party B is responsible for creating business relationship between JV and Party B; providing JV education information and teaching materials and developing concepts for Kid Castle's children English education programs and material; training of management, technical and teaching staff of JV; advising internal control and marketing of JV; recruiting of overseas staff, foreign professionals and faculty; recommending prospective management and technical personnel and other required personnel; and drafting all legal documents required for incorporation of JV. Party B will also provide advisory, production and other services pursuant to an agreement entered into simultaneously with the JV Agreement.

During the first year of the establishment of the JV, Party A agrees that all the kindergartens and schools established by Party A and its affiliates in Tianjin area shall execute consulting agreement with the JV pursuant to which JV will provide consulting and advisory services in relation to educational management,

Exhibit 10.1- 1

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and charge consulting fees based on certain percentage of tuition income earned by such kindergarten and schools. Party B shall ensure that, within one year from JV's incorporation, the JV is capable of providing consulting and advisory services to such kindergartens and schools and by then the JV will take over the business of providing consulting and advisory services in accordance with the JV Agreement.

The JV Agreement reserves certain significant matters for determination by the shareholders. Resolution adopted by two-thirds or more of the shareholders is required for the merger or spin-off of the JV, termination or dissolution of the JV, change of the business entity of the JV, change of the duration of the JV, reorganization of the JV, loans, deciding on or disposing of guaranties in favor of the JV, deciding on whether to provide guaranties to third party, approval for the bonus plan and share holding plan for the JV's superior management personnel, and other material matters required to be decided by the shareholders' meetings. The board of the JV shall consist of 5 directors, of which 2 shall be appointed by Party A and 3 shall be appointed by Party B. The term of each of the directors shall be 3 years. Unanimous board approval is required for the merger, spin off or reorganization of the JV, termination or dissolution of the JV and any issuance of shares or other securities by the JV. The chairman of the board shall be appointed by Party B and the vice chairman of the board shall be appointed by Party A.

The duration of the JV shall be 10 years. Within the 6-month period prior to the expiration date of the JV, if either party wishes to continue the business contemplated by the JV, the other party shall have a right of first refusal to enter to an agreement with such party under the same terms and conditions of the JV Agreement.

The JV Agreement also contains provisions with respect to other obligations of the parties to each other and the JV, matters that require approval by the shareholders' meeting and the board, the duties and powers of the supervisors and management of the JV, labor administration, taxation and accounting procedures, procedures for dissolving and liquidating the JV, assets management after the dissolution and liquidation of the JV, insurance and duties of fiduciary and loyalty of directors and officers, amendment to the JV Agreement and liabilities for breaches of the JV Agreement, force majeure, governing law and other miscellaneous matters.

The articles of association adopted by the JV have substantially the same provisions as in the JV Agreement.

Exhibit 10.1- 2